EXHIBIT 10.2

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
This Second Amendment (this “Amendment”) to the Employment Agreement dated April 26, 2012 between Xura, Inc. (formerly Comverse, Inc.) (“Company”) and Philippe Tartavull (“Executive”) (the “Employment Agreement”), is entered into this 4th day of December 2015, by and between the Company and Executive.
WHEREAS, Executive is currently employed by the Company under the Employment Agreement and Amendment to Employment Agreement dated May 14, 2015;
WHEREAS, in August, 2015, the Company completed its acquisition of Acision Global Limited, a private company formed under the laws of England and Wales (“Acision”);
WHEREAS, in connection with such acquisition, the parties wish that Executive, in addition to his current duties, perform post-acquisition integration activities for a period of one-year at the offices of Acision;
WHEREAS, the Company and Executive desire to amend and revise the terms of the Employment Agreement to the extent set forth herein in this Amendment;
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.
Temporary Relocation of Employment. Executive will be temporarily assigned to work at the offices of Acision, located in Reading, England, subject to reasonable and business travel consistent with Executive’s duties and responsibilities. This temporary relocation of Executive’s place of employment shall be for up to a one year period starting on January 1, 2016. This temporary relocation shall be referred to as the “Temporary Assignment.” At any time during the Temporary Assignment, the Company shall have the right to require Executive to relocate back to Boston, Massachusetts by providing Executive with a written notice of at least 60 days prior to the relocation date set forth in such written notice.

2.
Tax Preparation. The Company will select and pay for a tax advisor to assist Executive with the tax complexities that may arise out of the Temporary Assignment. The tax service provider will prepare Executive’s home and host country national, state and local income tax returns and the tax equalization applicable to the period of the Temporary Assignment.

3.
Car Lease or Allowance. While on Temporary Assignment, the Company shall lease a car for Executive’s use or provide Executive with a car allowance, subject to Executive’s maintaining a valid driver’s license in the applicable jurisdiction and Executive’s compliance with applicable motor vehicle laws and regulations.

4.	Housing Expense. While on Temporary Assignment, the Company shall provide Executive with suitable corporate housing for Executive and his immediate family or a housing allowance.

5.
Relocation and Repatriation Expenses. Upon the commencement of the Temporary Assignment, the Company shall pay the round-trip airfare costs for Executive and his immediate family to the United Kingdom; plus the reasonable costs associated with moving household goods and personal effects to the United Kingdom. Upon conclusion of the Temporary Assignment, the Company will pay reasonable relocation costs in order to relocate Executive and his immediate family and his household goods and personal effects back to Boston, Massachusetts.

6.	Amount of Expense Reimbursement. The aggregate reimbursement that the Executive is entitled to receive under Sections 3, 4 and 5 of this Amendment shall not exceed $120,000.

7.
Termination of Temporary Assignment. Upon the conclusion of the Temporary Assignment, the terms of this Amendment shall terminate and Executive’s employment with the Company shall be governed by the Employment Agreement and the Amendment to Employment Agreement.

All other terms and conditions of the Employment Agreement and Amendment to Employment Agreement shall remain the same and in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

EXECUTIVE

/s/ Philippe Tartavull     December 4, 2015
Philippe Tartavull     Date

XURA, INC.

By: /s/ Kathleen Harris     December 4, 2015
Kathleen Harris     Date
EVP, Chief Talent and
Administrative Officer